Exhibit 99.1
Contacts:

Investor Relations:	Media:
Tom Shaw	Linda Mills
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

Starbucks Names Rosalind Brewer Group President, Chief Operating Officer
Starbucks board member and former Sam’s Club executive to join Starbucks management team and lead the Americas business in addition to operations, product innovation, store development and supply chain

SEATTLE (Sept. 6, 2017) - Starbucks Corporation (NASDAQ: SBUX) today announced the appointment of Rosalind Brewer as group president and chief operating officer, effective Oct. 2. Brewer, former President and CEO of Sam’s Club and current Starbucks board member, has more than 30 years of management experience and more than 10 years of experience leading multi-national retailers.

“Starbucks is a culture-first company focused on performance and Roz is a world class operator and executive who embodies the values of Starbucks. She has been a trusted strategic counselor to me ever since she joined our board of directors, and I deeply value her insight, business acumen, and leadership expertise. Roz is the right leader to help us realize our greatest of ambitions in this next chapter of our journey,” said Kevin Johnson, Starbucks president and ceo. “I am honored that Roz is joining Starbucks in this capacity and playing an important role with an accomplished team of senior leaders that reflects the strength and diversity of our organization.”

Brewer will report to Johnson and serve as a member of Starbucks senior leadership team. She will also continue to serve on the Starbucks board of directors. As group president and chief operating officer, Brewer will lead the company’s operating businesses across the Americas (Canada, U.S. and Latin America), as well as the global functions of supply chain, product innovation, and store development organizations.
Brewer brings complementary expertise to other senior leaders including Starbucks veterans John Culver, group president, International and Channels, who will lead the businesses in EMEA, China Asia-Pacific, and Channel Development and Cliff Burrows group president, Siren Retail, who leads to development of the Starbucks Roastery, Reserve, and Princi operations.
“As a passionate customer of the brand and recently-elected board member, I have a deep love and admiration for the Starbucks brand and its people. I am so honored to have the pleasure of working with the Starbucks leadership team to realize our highest of aspirations for the company and I look forward to working closely with the astute and talented leaders across the enterprise,” said Brewer.

Brewer brings with her extensive insight on large-scale operations and supply chain logistics based on her past senior leadership positions which includes five years with Sam’s Club, the $56 billion members-only warehouse club channel of Wal-Mart Stores, Inc., six years in executive roles for Wal-Mart and 22 years at Kimberly-Clark. In addition to her valuable experience in consumer products and distribution. Brewer will also provide vast expertise in product development, product management, innovation, and international operations and distribution.

Brewer earned a bachelor’s degree in chemistry from Spelman College and attended an advanced management program at The Wharton School of the University of Pennsylvania.

She has repeatedly been recognized as one of the world’s most powerful women, ranking #19 by Fortune (2016) and #57 by Forbes (2016). She also sits on the board of directors for Lockheed Martin Corporation and chairs the Board of Trustees at Spelman.

Brewer will be based at the Starbucks Support Center in Seattle beginning Oct. 2.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 26,000 stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com and www.news.starbucks.com.

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